CERTIFICATE OF AMENDMENT
                                       TO
                          THE ARTICLES OF INCORPORATION
                                       OF
                        UNION FINANCIAL SERVICES-1, INC.

Secretary of State File No:  4177.96
Secretary of State File Date:February 28, 1996

        Union Financial Services-1, Inc., (the "Corporation"), a corporation organized and existing under the laws of the State of Nevada, whose articles of incorporation were filed on February 28, 1996, does hereby certify that the Articles of Incorporation of the Corporation shall be and hereby are amended as follows:

               Section 1. Article I of the Articles of Incorporation is hereby amended in its entirety to read as follows:

               The name of the corporation is:

               NELNET Student Loan Corporation-1

               Section  2.   Section  13  of  Article  X  of  the   Articles  of
Incorporation is hereby amended in its entirety to read as follows:

                      13. The  Corporation  shall not permit  nor  register  the transfer of any of the shares of its capital stock, except that this restriction shall not apply to the transfer of shares of the capital stock of the Corporation to any affiliate of the holder of such shares. For these purposes, the term "affiliate" shall mean any person directly or indirectly controlling, controlled by or under common control with another person.

               Section  3.  The   remaining   articles   of  the   Articles   of
Incorporation of the Corporation are affirmed as previously in existence.

               Section 4. Pursuant to Article X of the Articles of Incorporation
and Section 4.14 of the Second Amended and Restated Indenture of Trust, as amended, by and between Union Financial Services-1, Inc. and Zions First National Bank, as successor trustee, dated as of November 1, 1996, the Corporation has provided notice to each Rating Agency of its intent to amend its Articles of Incorporation and each Rating Agency has provided written confirmation that such amendments will not adversely affect the rating on any of the Corporation's outstanding Notes.



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


        The undersigned does hereby execute this Certificate of Amendment to the Articles of Incorporation of Union Financial Services-1, Inc., and verifies that the sole stockholder of the Corporation voted in favor of the amendment by written consent.

                                             UNION FINANCIAL SERVICES-1, INC.

                                             /s/ Stephen F. Butterfield
                                             ----------------------------
                                             Stephen F. Butterfield
                                             President

                                             /s/ Ronald W. Page
                                             ----------------------------
                                             Ronald W. Page
                                             Secretary

        On this 30th day of September, 1999, before me, a notary public for the State of Colorado and the City and County of Denver, Stephen F. Butterfield appeared and acknowledged that he is President of Union Financial Services-1, Inc., and Ronald W. Page appeared and acknowledged that he is Secretary of Union Financial Services-1, Inc., and they each executed the foregoing instrument.


                                             Notary Public



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